UNITED STATES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 3, 2017

PARATEK PHARMACEUTICALS, INC.

(Exact name of registrant as specified in charter)

Delaware	001-36066	33-0960223
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

75 Park Plaza, Boston, MA, 02116

(Address of Principal Executive Offices, including Zip Code)

(617) 807-6600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01  Regulation FD Disclosure.

On April 3, 2017, Paratek Pharmaceuticals, Inc., or the Company, issued a press release announcing the positive top-line results from a Phase 3 clinical study of its broad-spectrum investigational antibiotic, omadacycline, for the treatment of community-acquired bacterial pneumonia, or CABP. This study represents the second positive Phase 3 registration study of omadacycline, which will be used to support marketing applications to the United States Food and Drug Administration, or FDA, and the European Medicines Agency, or EMA. A copy of this press release is attached hereto as Exhibit 99.1.

The Company plans to host a webcast and conference call related to the top-line data at 4:30 p.m. EST on April 3, 2017. The presentation and a link to the webcast will be available under “Events and Presentations” in the Investor Relations section of the Company’s website at www.paratekpharma.com.

The information in this Current Report on Form 8-K is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act. This Current Report on Form 8-K will not be deemed an admission as to the materiality of any information contained herein or the presentation materials or webcast referenced herein.

Item 8.01  Other Events.

OPTIC Study Results

The global, pivotal Phase 3 clinical study known as OPTIC (Omadacycline for Pneumonia Treatment in the Community) compared the safety and efficacy of once-daily, IV-to-oral omadacycline to IV-to-oral moxifloxacin for treating adults with CABP.  In the study, 774 patients were randomized. Omadacycline met the FPA-specified primary efficacy endpoint of statistical non-inferiority, or NI, in the intent-to-treat, or ITT, population (10% NI margin, 95% confidence interval) compared to moxifloxacin at the early clinical response, or ECR, 72-120 hours after initiation of therapy. The ECR rates for the omadacycline and moxifloxacin treatment arms were 81.1% and 82.7%, respectively.

Additionally, the FDA-specified secondary endpoints evaluated omadacycline at the post treatment evaluation, or PTE, visit 5-10 days after therapy in both the ITT population (87.6% for omadacycline vs. 85.1% for moxifloxacin) and clinically evaluable, or CE, population (92.9% for omadacycline vs. 90.4% for moxifloxacin) as determined by investigators. The secondary endpoints also achieved statistical non-inferiority.

The co-primary endpoints for the EMA were non-inferiority in the ITT and CE CABP populations in those patients with Pneumonia Severity Index, or PORT, III/IV CABP at the PTE time point. Omadacycline demonstrated a high response rate and met statistical non-inferiority to moxifloxacin for both populations using a prespecified 97.5% confidence interval. High success rates were observed with response rates of 88.4% (omadacycline) vs. 85.2% (moxifloxacin) and 92.5% (omadacycline) vs. 90.5% (moxifloxacin), respectively.

In the study, omadacycline was generally safe and well tolerated, consistent with prior studies of omadacycline. The most common treatment emergent adverse events, or TEAEs, in omadacycline-treated patients (occurring in ≥ 3% of patients) were ALT increase (3.7% with omadacycline vs. 4.6% with moxifloxacin) and hypertension (3.4% with omadacycline vs. 2.8% with moxifloxacin).  Gastrointestinal adverse events of interest for omadacycline vs. moxifloxacin included: vomiting (2.6% vs. 1.5%), nausea (2.4% vs. 5.4%), diarrhea (1.0% vs. 8.0%), respectively. There were no cases of clostridium difficile colitis or infection in patients treated with omadacycline, compared with seven cases (1.8%) in patients treated with moxifloxacin.

Rates of TEAEs were 41.1% for omadacycline vs. 48.5% for moxifloxacin. Drug-related TEAEs were 10.2% for omadacycline vs. 17.8% for moxifloxacin. Discontinuation for TEAEs was uncommon, 5.5% for omadacycline vs. 7.0% for moxifloxacin. Serious TEAEs occurred in 6.0% of omadacycline patients and 6.7% of moxifloxacin patients; four of these were considered related to study drug, two for omadacycline and two for moxifloxacin. The mortality rate was 2.1% with omadacycline and 1.0% with moxifloxacin. Drug-related serious TEAEs leading to premature discontinuation of test article were 2.6% with omadacycline and 2.8% with moxifloxacin.

At-the-Market Equity Offerings

As previously disclosed, in October 2015 and March 2017, the Company established at-the-market equity offering programs pursuant to which the Company may from time to time sell shares of its common stock at then current market prices of up to $50.0 million under each program through Cantor Fitzgerald & Co., as sales agent. Since January 1, 2017, the Company has sold 2,448,119 shares of its common stock pursuant to these programs and received proceeds of $39.1 million, net of commissions paid.

Item 9.01  Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release of Paratek Pharmaceuticals, Inc. dated April 3, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARATEK PHARMACEUTICALS, INC.

Date: April 3, 2017	By:	/s/ William M. Haskel
William M. Haskel
SVP, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Paratek Pharmaceuticals, Inc. dated April 3, 2017.